Exhibit 10.11

Orchids Paper Products Company

Annual Bonus Plan

Effective February 12, 2015

I.	Establishment and Purpose of the Plan

Orchids Paper Products Company has established the Orchids Paper Products Company Annual Bonus Plan (“Plan”). As explained in detail below, the amount of a bonus payable under the Plan is determined under on a formula which is based on both the performance of the Company and the successful individual performance of the participant (“Bonus Award”). For each Bonus Award, the performance of the Company and the participant is determined over the course of the 12-month period beginning on January 1 and ending on the following December 31 (the “Performance Year”).

The Plan’s purpose is to align the Company’s interests and the interests of the participants by providing incentive compensation for the achievement of Company and/ or successful individual performance. The Plan is intended to allow the Compensation Committee of the Company to pay compensation that may be exempt from section 162 of the Internal Revenue Code of 1986, as amended (the “Code.”) No member of the Board or the Compensation Committee shall be liable for any action or determination made in good faith.

II.	Eligibility and Participation

You are eligible to participate in the Plan for a Performance Year if you satisfy all of the following eligibility criteria:

•	You are an employee of the Company who is classified by the Company as a regular full-time or regular part-time employee;

•	You are invited to participate by the Chief Executive Officer or the Company or the Board of Directors;

•	Your employment commences prior to the tenth month of the Performance Year.

•	You are not covered under a collectively bargained agreement.

If you are eligible to participate in the Plan for only part of the Performance Year, then you may participate in the Plan on a prorated basis for the Performance Year provided your participation in the Plan for the Performance Year would not be inconsistent with Code section 162(m). If you are eligible for prorated participation, the Bonus Award, if any, otherwise payable to you for the Performance Year will be prorated based on your percentage of time in an eligible position during the Performance Year.

III.	Target Annual Bonus

For each Performance Year in which you are eligible to participate, you will be assigned a Target Annual Bonus, which will be a specified percentage of your annual base salary, determined based on your position. The Bonus Award, if any, that you ultimately receive for the Performance Year will be a percentage of your Target Annual Bonus, determined pursuant to Article IV.

IV.	Steps for Determining Bonus Awards

Bonus Awards for a Performance Year will be determined pursuant to the following steps:

Step One: Establish Performance Goals

On or before March 31 of a Performance Year, the Compensation Committee of the Company will establish performance goals for each of the Plan’s Performance Metrics for the Performance Year. The Performance Metrics may include the following: earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA subject to adjustment to eliminate the effects of extraordinary transactions and events revenue; expense levels; business development and financing milestones; total shareholder return; changes in the market price of the Company’s common stock; economic value-added; sales or revenue, developmental; acquisitions or strategic transactions; operating income (loss); cash flow (including, but not limited to, operating cash flow and free cash flow); return on capital, assets, equity, or investment; stockholder returns; return on sales; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; reimbursement decisions; working capital; earnings (loss) per share of the Company’s common stock; sales or market shares; number of customers or units of products sold; and operating income and/or net annual recurring revenue, any of which may be (i) measured in absolute terms or compared to any incremental increase, (ii) measured in terms of growth, (iii) compared to another company or companies or to results of a peer group, (iv) measured against the market as a whole and/or as compared to applicable market indices and/or (v) measured on a pre-tax or post-tax basis (if applicable)  and Individual Performance. Adjustments may be made from year to year at the sole discretion of the Compensation Committee (or its designee) to include or exclude certain items in the calculations.

Individual Performance is tied to a successful participant’s performance based on pre-determined objectives, as determined by the Company and Compensation Committee.

The weight given to each Performance Metric to determine the percentage of the Bonus Award attributable to each Performance Metric will also be determined by the Compensation Committee for each Performance Year.

Step Two: Measure Achievement of Performance Metrics

After the end of the Performance Year, the Compensation Committee will evaluate the Company’s financial performance results for the Performance Year and/ or each participant’s Individual Performance to determine the extent to which the performance goals were attained. The Compensation Committee will adopt a written resolution as to the extent of the attainment of the performance goals with respect to each of the Performance Metrics.

The specific amount of each Bonus Award for the Performance Year will then be determined by the Compensation Committee.

Special Rules with Respect to Executive Officers

Notwithstanding any other provision of the Plan, the Compensation Committee retains sole and complete discretion to determine the eligibility of, and any Bonus Award payable to, each executive officer covered by Code section 162(m).

V.	Payment Conditions

Payment Date and Form of Payment. Bonus Awards will be made by March 15 of the year following the Performance Year for which the Bonus Awards are made (“Payment Date”). Your Bonus Award, if any, will be paid in a single lump sum payment.

Required Employment on the Payment Date. Except as otherwise expressly provided in this Article V, to be eligible to receive payment of any Bonus Award, you must be employed by the Company on the Payment Date for that Bonus Award. In other words, except as expressly provided in this Article V, if you cease employment with Orchids Paper Products Company before the Payment Date, you will not be eligible to receive any Bonus Award that would otherwise have been payable to you if you had been a Company employee on that date. Conversely, if you are an employee of the Company on the Payment Date, you will be entitled to your Bonus Award, if any, even if you are not actively performing duties on that date. For example, if you are not required to report to work during a notification period applicable under a Company severance or separation plan, but you are still a Company employee during that period, and the Payment Date occurs during your notification period, you will remain eligible to receive your Bonus Award.

Exception Under Written Company Plan or Agreement. If you are specifically exempted, under a written Company plan or agreement, from the requirement to be employed on the Payment Date, you may remain eligible for payment of your Bonus Award, depending on the terms of the applicable written plan or agreement. In such cases, the terms of such written plan or agreement will govern in all respects.

Death. If your employment ceases prior to the Payment Date by reason of your death, but you otherwise met all eligibility criteria specified in Article II, your estate may receive a prorated portion of the Bonus Award, if any, that would have been paid had you lived to the Payment Date. In such a case, proration will be based on the percentage of time in the Performance Year during which you were employed and eligible to participate in the Plan. The prorated Bonus Award, if any, will be paid on the Payment Date.

No Guarantee of a Bonus Award. Nothing in this Plan guarantees that any Bonus Award will be made to any individual. Receipt of a Bonus Award in one year does not guarantee eligibility in any future year.

VI.	Incentive Compensation Recoupment Policy

To the extent permitted by governing law, the Board may seek reimbursement of a Bonus Award paid to any executive officer in the event of a restatement of the Company’s financial results that reduced a previously granted Bonus Award’s size or payment. In that event, the Company will seek to recover the amount of the Bonus Award paid to the executive officers that exceeded the amounts that would have been paid based on the restated financial results.

VII.	Termination, Suspension or Modification and Interpretation of the Plan

The Board may terminate, suspend or modify (and if suspended, may reinstate with or without modification) all or part of the Plan at any time, with or without notice to participants. The Compensation Committee has sole authority over administration and interpretation of the Plan, and the Compensation Committee retains its right to exercise discretion as it sees fit.

The Compensation Committee reserves the exclusive right to determine eligibility to participate in this Plan and to interpret all applicable terms and conditions, including eligibility criteria, performance objectives and payment conditions, for the Company’s executive officers. The determinations and interpretations of the Compensation Committee will be conclusive.

All Bonus Awards are paid from the Company’s general assets. No trust, account or other separate collection of amounts will be established for the payment of Bonus Awards under the Plan. Bonus Awards are unfunded obligations of the Company, so if and when a Bonus Award becomes due, a participant’s rights to payment are no greater than the rights of a general unsecured creditor.

VIII.	Other

This document sets forth the terms of the Plan and is not intended to be a contract or employment agreement between an employee and the Company. As applicable, it is understood that both the employee and the Company have the right to terminate the employee’s employment with the Company at any time, with or without cause and with or without notice, in acknowledgement of the fact that an employee’s employment relationship with the Company is “at will.”

This Plan is intended to be compliant with Section 409A of the Code and the guidance promulgated thereunder. Notwithstanding any other provision of this Plan, the Company and the Compensation Committee shall administer and interpret the Plan, and exercise all authority and discretion under the Plan, to satisfy the requirements of Section 409A of the Code and the guidance promulgated thereunder and any noncompliant provisions of this Plan will either be void or deemed amended to comply with Section 409A of the Code and the guidance promulgated thereunder.

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